EXHIBIT 99

NEWS:

The Sherwin-Williams Company    •    101 West Prospect Avenue    •    Cleveland, Ohio 44115    •    (216) 566-2140

Sherwin-Williams Announces Leadership Changes

Effective March 2019

CLEVELAND, OHIO, February 19, 2019 – The Sherwin-Williams Company (NYSE: SHW) announced today that its Board of Directors has elected David B. Sewell to serve as President and Chief Operating Officer effective March 1, 2019. Mr. Sewell, 50, has served as Sherwin-Williams’ President, Performance Coatings Group since August 2014. Mr. Sewell will report to John G. Morikis, who will continue as Chairman and Chief Executive Officer.

Mr. Sewell has held numerous key leadership positions since joining Sherwin-Williams in February 2007. Prior to his appointment as President, Performance Coatings Group, he served as President & General Manager, Product Finishes Division, Global Finishes Group from July 2012 to August 2014. Mr. Sewell joined Sherwin-Williams after spending 15 successful years at General Electric Company in roles of increasing global leadership responsibilities, including most recently as General Manager – Engineering Styrenics, GE Plastics. Mr. Sewell received a B.A. in Economics from the University of Southern California.

In his new role, Mr. Sewell will be responsible for all of Sherwin-Williams’ operating segments, which includes The Americas Group, the Performance Coatings Group and the Consumer Brands Group. Commenting on Mr. Sewell’s appointment, Mr. Morikis said, “We are very pleased our Board has elected David as President and Chief Operating Officer. David has served as an important member of our senior leadership team for many years and is ideally suited to lead our global operations based on his deep industry knowledge and commitment to operational excellence and delivering value to our customers. David’s leadership capabilities and long record of consistently delivering strong results will help Sherwin-Williams continue focusing on our long-term objectives with the goal of creating exceptional value for all of our stakeholders.”

Sherwin-Williams also announced today that the Board has elected Aaron M. Erter as President, Performance Coatings Group, succeeding Mr. Sewell, and Robert F. Lynch as President, Consumer Brands Group, succeeding Mr. Erter. Both positions are also effective March 1, 2019.

Mr. Erter, age 45, joined Sherwin-Williams in June 2017 in connection with the Valspar acquisition. He has served as President, Consumer Brands Group since August 2017. Mr. Erter held the position of President & General Manager, Consumer Division, Consumer Brands Group from June 2017 to August 2017. Prior to joining Sherwin-Williams, Mr. Erter served as Senior Vice President of Valspar from December 2015 to June 2017 and Vice President and General Manager, North America of Valspar from November 2011 to December 2015. Mr. Erter received a B.S. in Economics from The Wharton School of the University of Pennsylvania and an M.B.A. from the University of Notre Dame.

Mr. Lynch, age 58, has been employed with Sherwin-Williams since October 2000. He has served as President & General Manager, Retail – North America, Consumer Brands Group since August 2017. Mr. Lynch held the position of Senior Vice President, Sales, Automotive Finishes Division, Global Finishes Group from August 2012 to July 2017 and President and General Manager, Paint and Sundries, Diversified Brands Division, Consumer Group from November 2008 to August 2012. Mr. Lynch received a B.A. in Communications from Fordham University.

“Aaron has been an excellent addition to our senior leadership team since joining Sherwin-Williams in connection with the Valspar acquisition, and Rob’s long tenure with the Company and proven leadership within the Consumer Brands Group will continue to serve the Company and our shareholders well,” said Mr. Morikis. “I am confident Aaron and Rob will provide their respective Groups with the direction and strategic leadership necessary to continue our strong focus on accelerating our global growth, meeting the needs of our customers, and developing and retaining our talent.”

“We are fortunate to have such strong, highly skilled and effective leaders in David, Aaron and Rob to manage our increasingly global portfolio of businesses. These promotions will allow John to increase our focus on the long-term strategic direction of Sherwin-Williams,” said John M. Stropki, Lead Director of the Sherwin-Williams Board. “These promotions are also a reflection of our ongoing and thoughtful commitment to management development and succession planning.”

About Sherwin-Williams

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of paints, coatings and related products to professional, industrial, commercial, and retail customers. Sherwin-Williams manufactures products under well-known brands such as Sherwin-Williams®, Valspar®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, Cabot® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 4,900 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Performance Coatings Group supplies a broad range of highly-engineered solutions for the construction, industrial, packaging and transportation markets in more than 120 countries around the world. Sherwin-Williams shares are traded on the New York Stock Exchange (symbol: SHW). For more information, visit www.sherwin.com.

Investor Relations Contact:	Media Contact:
Bob Wells	Mike Conway
Senior Vice President, Corporate Communications	Director, Corporate Communications
& Public Affairs	Sherwin-Williams
Sherwin-Williams	Direct: 216.515.4393
Direct: 216.566.2244	Pager: 216.422.3751
rjwells@sherwin.com	mike.conway@sherwin.com

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